Exhibit 10.2
AMENDMENT NO. 1 TO
LETTER AGREEMENT

This Amendment No. 1 (the “Amendment”) is effective as of October 1, 2004 by and between Katy Industries, Inc., a Delaware corporation (“Katy”), and Amir Rosenthal (the “Employee”). Reference is made to the Letter Agreement (the “Letter Agreement”) by and between Katy and the Employee dated September 1, 2001. All terms defined in the Letter Agreement and not otherwise defined herein are used herein with the meanings so defined.

WITNESSETH

WHEREAS, Katy and the Employee wish to make certain amendments to the Letter Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. AMENDMENT TO LETTER AGREEMENT

1.1    Amendment to Section 9. Section 9 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“9.	In the event that (a) your employment by Katy is terminated other than for “cause”, or (b) there is a Change of Control event after which (i) you are terminated other than for cause, (ii) Katy’s headquarters are relocated to a location more than fifty (50) miles from Middlebury, Connecticut, or (iii) there is a substantial change in your job responsibilities, Katy will continue to pay your regular base salary for a period of one year. For the purposes of the foregoing, “cause” shall mean (i) willful failure or neglect to perform your duties, provided you have been given notice of such failure or neglect and have been given 30 days to cure, (ii) the conviction of a felony, embezzlement or improper use of corporate funds by you, or (iii) self dealing detrimental to Katy or any attempt to obtain a personal profit from any transaction in which Katy has an interest.”

1.2  Section 10. A new Section 10 shall be inserted immediately following Section 9 of the Letter Agreement. This Section 10 shall read as follows:

“10.    The period of your employment under this Letter Agreement shall be from September 1, 2001 until terminated by Katy or you.”

SECTION 2. MISCELLANEOUS

2.1    Continuing Effect. Except as expressly amended hereby, all of the terms and provisions of the Letter Agreement are and shall remain in full force and effect.

2.2    Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

2.3    Governing Law. This Amendment shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

KATY INDUSTRIES, INC.

Katy:	By:
Name:
Title:

Employee:
Amir Rosenthal